Exhibit 99

FOR IMMEDIATE RELEASE
September 20, 2012

Cintas Corporation Announces Fiscal 2013 First Quarter Results

CINCINNATI, September 20, 2012 -- Cintas Corporation (Nasdaq:CTAS) today reported results for its first quarter ended August 31, 2012. Revenue for the first quarter was $1.05 billion, representing a 3.4% increase compared to last year's first quarter. Organic growth, which adjusts for the impact of acquisitions, compared to last year's first quarter, was 3.2%. Recycled paper prices remained lower than last year, and this negatively impacted first quarter consolidated revenue by $8.3 million, or 0.8%, compared to last year's first quarter.

The Company's operating income of $139.3 million was an 8.3% increase as compared to last year's first quarter. Net income increased 11.8% to $76.7 million as compared to $68.6 million in last year's first quarter. Earnings per diluted share (EPS) for the first quarter were $0.60, a 15.4% increase over the $0.52 earnings per diluted share in last year's first quarter.

Scott D. Farmer, Chief Executive Officer, stated, “In my July earnings release comments, I spoke of a U.S. economy without momentum. During our first quarter, we saw nothing that would change that assessment. However, despite this continued absence of momentum and another quarter of difficult year-over-year recycled paper price comparisons, we are pleased to report solid revenue growth and a double-digit increase in earnings per share.”

Mr. Farmer added, “We continue to be pleased with our operating margin performance, particularly in our Rental operating segment. The Rental segment's operating margin improved to 15.5% of revenue, compared to last year's first quarter operating margin of 13.8%. Our total operating margin improved to 13.2% from last year's first quarter operating margin of 12.6% despite the recycled paper price impact. We will continue our focus on selling profitable business, managing our cost structure and improving efficiencies through process improvement.”

During the first quarter of fiscal 2013, Cintas purchased 1.8 million shares of its common stock at an aggregate cost of $70.6 million. While it had no impact on the first quarter EPS, this buyback is expected to benefit fiscal year 2013 EPS by approximately $0.03. The Cintas Board of Directors authorized a $500.0 million share buyback program in October 2011. As of August 31, 2012, the Company had $299.8 million available under the current Board authorization.

Mr. Farmer concluded, “Based on our first quarter results, we reiterate our fiscal 2013 revenue expectations to be in the range of $4.25 billion to $4.35 billion. We are updating our full year EPS guidance to incorporate the impact of the first quarter share buyback. As a result, we now expect EPS to be in the range of $2.50 to $2.58. This guidance assumes no further deterioration in the U.S. economy and some improvement in recycled paper prices from our first quarter level. It does not consider any additional share buybacks.”

About Cintas
Headquartered in Cincinnati, Cintas Corporation provides highly specialized services to businesses of all types primarily throughout North America. Cintas designs, manufactures and implements corporate identity uniform programs, and provides entrance mats, restroom supplies, promotional products, first aid, safety, fire protection products and services and document management services for over 900,000 businesses. Cintas is a publicly held company traded over the Nasdaq Global Select Market under the symbol CTAS and is a component of the Standard & Poor's 500 Index.

CAUTION CONCERNING FORWARD-LOOKING STATEMENTS
The Private Securities Litigation Reform Act of 1995 provides a safe harbor from civil litigation for forward-looking statements. Forward-looking statements may be identified by words such as “estimates,” “anticipates,” “predicts,” “projects,” “plans,” “expects,” “intends,” “target,” “forecast,” “believes,” “seeks,” “could,” “should,” “may” and “will” or the negative versions thereof and similar words, terms and expressions and by the context in which they are used. Such statements are based upon current expectations of Cintas and speak only as of the date made. You should not place undue reliance on any forward-looking statement. We cannot guarantee that any forward-looking statement will be realized. These statements are subject to various risks, uncertainties, potentially inaccurate assumptions and other factors that could cause actual results to differ from those set forth in or implied by this Press Release. Factors that might cause such a difference include, but are not limited to, the possibility of greater than anticipated operating costs including energy and fuel costs, lower sales volumes, loss of customers due to outsourcing trends, the performance and costs of integration of acquisitions, fluctuations in costs of materials and labor including increased medical costs, costs and possible effects of union organizing activities, failure to comply with government regulations concerning employment discrimination, employee pay and benefits and employee health and safety, uncertainties regarding any existing or newly-discovered expenses and liabilities related to environmental compliance and remediation, the cost, results and ongoing assessment of internal controls for financial reporting required by the Sarbanes-Oxley Act of 2002, disruptions caused by the inaccessibility of computer systems data, the initiation or outcome of litigation, investigations or other proceedings, higher assumed sourcing or distribution costs of products, the disruption of operations from catastrophic or extraordinary events, the amount and timing of repurchases of our common stock, if any, changes in federal and state tax and labor laws, the reactions of competitors in terms of price and service and the finalization of our financial statements for the quarter ended August 31, 2012. Cintas undertakes no obligation to publicly release any revisions to any forward-looking statements or to otherwise update any forward-looking statements whether as a result of new information or to reflect events, circumstances or any other unanticipated developments arising after the date on which such statements are made. A further list and description of risks, uncertainties and other matters can be found in our Annual Report on Form 10-K for the year ended May 31, 2012 and in our reports on Forms 10-Q and 8-K. The risks and uncertainties described herein are not the only ones we may face. Additional risks and uncertainties presently not known to us or that we currently believe to be immaterial may also harm our business.

For additional information, contact:
William C. Gale, Sr. Vice President-Finance and Chief Financial Officer - 513-573-4211
J. Michael Hansen, Vice President and Treasurer - 513-701-2079

 Cintas Corporation
Consolidated Condensed Statements of Income
(Unaudited)
(In thousands except per share data)

	Three Months Ended
	August 31, 2012	August 31, 2011	% Chng.
Revenue:
Rental uniforms and ancillary products	$754,843	$719,423	4.9
Other services	296,482	297,757	(0.4)
Total revenue	$1,051,325	$1,017,180	3.4

Costs and expenses:
Cost of rental uniforms and ancillary products	$428,148	$403,406	6.1
Cost of other services	177,302	174,734	1.5
Selling and administrative expenses	306,581	310,466	(1.3)

Operating income	$139,294	$128,574	8.3

Interest income	$(77)	$(365)	(78.9)
Interest expense	16,598	17,334	(4.2)

Income before income taxes	$122,773	$111,605	10.0
Income taxes	46,040	42,967	7.2
Net income	$76,733	$68,638	11.8

Per share data:
Basic earnings per share	$0.61	$0.52	17.3
Diluted earnings per share	$0.60	$0.52	15.4

Weighted average number of shares outstanding	126,110	131,309
Diluted average number of shares outstanding	126,458	131,338

CINTAS CORPORATION SUPPLEMENTAL DATA

	Three Months Ended
	August 31, 2012	August 31, 2011
Rental uniforms and ancillary products gross margin	43.3%	43.9%
Other services gross margin	40.2%	41.3%
Total gross margin	42.4%	43.2%
Net margin	7.3%	6.7%

Depreciation and amortization	$46,442	$48,510
Capital expenditures	$47,438	$44,421

Computation of Free Cash Flow

	Three Months Ended
	August 31, 2012	August 31, 2011
Net Cash Provided by Operations	$94,865	$56,562
Capital Expenditures	$(47,438)	$(44,421)
Free Cash Flow	$47,427	$12,141

Note: Management uses free cash flow to assess the financial performance of the Company.  Management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue, improve and grow business operations.

SUPPLEMENTAL SEGMENT DATA	Rental Uniforms and Ancillary Products	Uniform Direct Sales	First Aid, Safety and Fire Protection	Document Management	Corporate	Total
For the three months ended August 31, 2012
Revenue	$754,843	$100,279	$110,841	$85,362	$—	$1,051,325
Gross margin	$326,695	$29,478	$47,791	$41,911	$—	$445,875
Selling and administrative expenses	$209,788	$20,737	$38,770	$37,286	$—	$306,581
Interest income	$—	$—	$—	$—	$(77)	$(77)
Interest expense	$—	$—	$—	$—	$16,598	$16,598
Income (loss) before income taxes	$116,907	$8,741	$9,021	$4,625	$(16,521)	$122,773
Assets	$2,774,417	$125,094	$359,387	$563,172	$330,165	$4,152,235

For the three months ended August 31, 2011
Revenue	$719,423	$101,702	$103,743	$92,312	$—	$1,017,180
Gross margin	$316,017	$29,108	$44,787	$49,128	$—	$439,040
Selling and administrative expenses	$216,599	$20,701	$36,404	$36,762	$—	$310,466
Interest income	$—	$—	$—	$—	$(365)	$(365)
Interest expense	$—	$—	$—	$—	$17,334	$17,334
Income (loss) before income taxes	$99,418	$8,407	$8,383	$12,366	$(16,969)	$111,605
Assets	$2,761,317	$150,228	$363,692	$575,615	$277,040	$4,127,892

Cintas Corporation
Consolidated Balance Sheets
(In thousands except share data)

	August 31, 2012	May 31, 2012
	(Unaudited)
ASSETS
Current assets:
Cash & cash equivalents	$319,217	$339,825
Marketable securities	10,948	—
Accounts receivable, net	459,302	450,861
Inventories, net	241,699	251,205
Uniforms and other rental items in service	462,541	452,785
Income taxes, current	—	22,188
Prepaid expenses and other	30,170	24,704
Total current assets	1,523,877	1,541,568

Property and equipment, at cost, net	953,761	944,305

Goodwill	1,489,104	1,485,375
Service contracts, net	72,297	76,822
Other assets, net	113,196	112,836
	$4,152,235	$4,160,906

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$110,906	$94,840
Accrued compensation and related liabilities	40,531	91,214
Accrued liabilities	213,440	256,642
Income taxes, current	7,930	—
Deferred tax liability	10,668	2,559
Long-term debt due within one year	636	225,636
Total current liabilities	384,111	670,891

Long-term liabilities:
Long-term debt due after one year	1,309,012	1,059,166
Deferred income taxes	206,856	204,581
Accrued liabilities	97,841	87,133
Total long-term liabilities	1,613,709	1,350,880

Shareholders’ equity:
Preferred stock, no par value: 100,000 shares authorized, none outstanding	—	—
Common stock, no par value: 425,000,000 shares authorized FY13: 174,357,822 issued and 125,117,508 outstanding FY12: 173,745,913 issued and 126,519,758 outstanding	171,091	148,255
Paid-in capital	93,331	107,019
Retained earnings	3,558,806	3,482,073
Treasury stock: FY13: 49,240,314 shares FY12: 47,226,155 shares	(1,712,828)	(1,634,875)
Other accumulated comprehensive income (loss):
Foreign currency translation	59,416	52,399
Unrealized loss on derivatives	(15,767)	(16,104)
Other	366	368
Total shareholders’ equity	2,154,415	2,139,135

	$4,152,235	$4,160,906

Cintas Corporation
Consolidated Condensed Statements of Cash Flows
(Unaudited)
(In thousands)

	Three Months Ended
	August 31, 2012	August 31, 2011
Cash flows from operating activities:
Net income	$76,733	$68,638

Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation	40,342	38,277
Amortization of deferred charges	6,100	10,233
Stock-based compensation	5,448	4,522
Deferred income taxes	9,716	(7,808)
Change in current assets and liabilities, net of acquisitions of businesses:
Accounts receivable, net	(7,128)	(10,142)
Inventories, net	9,889	(30,770)
Uniforms and other rental items in service	(8,672)	(11,124)
Prepaid expenses and other	(5,392)	(5,983)
Accounts payable	16,278	(9,329)
Accrued compensation and related liabilities	(50,793)	(27,611)
Accrued liabilities	(27,400)	(10,201)
Income taxes payable	29,744	47,860
Net cash provided by operating activities	94,865	56,562

Cash flows from investing activities:
Capital expenditures	(47,438)	(44,421)
Proceeds from redemption of marketable securities	24,720	63,561
Purchase of marketable securities and investments	(36,970)	(107,145)
Acquisitions of businesses, net of cash acquired	(2,130)	(870)
Other, net	577	6,539
Net cash used in investing activities	(61,241)	(82,336)

Cash flows from financing activities:
Proceeds from issuance of debt	250,000	—
Repayment of debt	(225,154)	(444)
Exercise of stock-based compensation awards	1,119	—
Repurchase of common stock	(77,953)	(262,639)
Other, net	(3,491)	926
Net cash used in financing activities	(55,479)	(262,157)

Effect of exchange rate changes on cash and cash equivalents	1,247	137

Net decrease in cash and cash equivalents	(20,608)	(287,794)
Cash and cash equivalents at beginning of period	339,825	438,106
Cash and cash equivalents at end of period	$319,217	$150,312